                                 [LETTERHEAD]


                              September 8, 1995




Mr. Kenneth R. Derry
Vice President, Operations
Molecular Biosystems, Inc.
10030 Barnes Canyon Road
San Diego, California  92121

          Re:  Terms of Separation from MBI
               ----------------------------

Dear Ken:

     In accordance with our recent discussions, this letter will set forth the terms of our agreement regarding your voluntary departure from MBI.

     1. Description. Both parties shall regard your departure as a voluntary resignation to pursue personal goals and other opportunities.

     2. Timing. You shall resign as an employee and officer of MBI effective September 8, 1995. Your resignation shall be substantially in the form attached hereto.

     3. Severance. You shall receive nine months' severance. We will pay it in biweekly installments. Taxes and other appropriate deductions will be withheld.

     4. Welfare Benefits. Regular medical, dental, vision and life insurance will continue through September 30, 1995. Accidental Death and Dismemberment coverage will end on September 8, 1995. MBI will pay your COBRA premium payments to extend your medical, dental and vision coverages through your severance period, unless you obtain other insurance during that period. You may elect to continue paying COBRA for an additional nine months (COBRA benefits are available for a maximum of 18 months). You must notify MBI one month prior to the end of the severance period if you wish to extend the COBRA coverage beyond the severance period.

     You will be provided the information needed to request the option of converting the group Life Insurance coverage you currently hold into an individual policy through NorthWestern National Life (NWNL). You will work directly with NWNL should you decide this is a desired option. You will need to exercise this option within 31 days of September 8, 1995.

     You will also be provided an application from UNUM Insurance to apply for conversion of your group Long Term Disability Coverage to an individual policy. This application would need to be submitted within 31 days of September 8, 1995.

     5. Stock Options. You have been granted stock options as described in the attached schedule. As of September 8, MBI will accelerate the vesting of all unvested options that would have vested if you had remained employed through September 8, 1996. You will have until September 8, 1996, to exercise all vested options, after which time they will lapse.

     We remind you that you are under the same constraints imposed by MBI and securities laws on vice presidents regarding the exercise of options and the purchase and sale of MBI shares. You shall notify us of your intentions in this regard and shall execute such forms, if any, as the U.S. securities laws require. If you wish, you may use the services of Ruth Coolong (or her successor or designee) to assist you in exercising your options and selling your shares (if that is how you choose to proceed). You acknowledge that taxes and commissions will be withheld from any profit you make on the sale of the stock following exercise and sale.

     6. Placement. MBI will provide you with six months' outplacement counselling and services through Lee Hecht Harrison.

     7. Cooperation; Non-Disparagement. You shall cooperate with MBI in any and all governmental and/or third-party proceedings, including but not limited to lawsuits and other disputes. Following your resignation such cooperation shall be at MBI's expense (except that MBI cannot pay for the content of sworn testimony). You shall keep MBI advised of contacts by governmental agencies and third parties, and shall reasonably cooperate with MBI in handling any response. At your request, MBI shall provide counsel to you, if the parties deem counsel necessary or desirable, in any such proceeding. You shall not disparage MBI, MBI shall not disparage you, to any third parties. You shall not:

          (a) contact MBI employees for any purpose, including but not limited to recruiting them for your business or any business by which you are employed or with which you are affiliated, or otherwise encouraging them to leave MBI, or

          (b) regardless of who initiates contact, hire an MBI employee for such business for a period of two years after your resignation date,

PROVIDED THAT you may maintain social contacts with your friends and acquaintances at MBI (so long as such contacts do not include the recruiting and activities specifically identified in Subparagraphs (a) and (b)), and you may contact MBI executive staff respecting the exercise of stock options and other administrative matters.

     8. Reference; Contacts by Potential Employers. MBI will provide you with a letter of reference. Potential employers contacting MBI will be told: that your resignation was voluntary; your title; your dates of employment; and your final salary.

     9.   Confidentiality.

          (a) You acknowledge that in the course of your employment with MBI you have had and will have access to and familiarity with information of substantial value to MBI which is not old or generally known and which gives MBI an advantage over its competitors who do not know or use it, including but not limited to strategies, business plans, research, formulas and formulations, techniques, designs, drawings, processes, inventions, developments, equipment, prototypes, sales and customer information, and financial information, relating to the business, products, and practices of MBI (hereinafter referred to as "Confidential Information"). You agree at all times following your resignation to regard and preserve as confidential such Confidential Information, and to refrain from publishing or disclosing any part of such Confidential Information and from using it except on behalf of MBI. You further agree at all times to refrain from any other acts or omissions that would reduce the value of such Confidential Information to MBI and to take all reasonably necessary and desirable precautions to prevent such Confidential Information from being disseminated to any third parties.

         (b) In view of the high degree of sensitivity of such Confidential Information and the specialized and unique nature of the services rendered by you for MBI as an employee, you represent that you are not presently retained or employed by any entity that manufactures or sells products competitive to those of MBI, and you agree that you will not accept such retention or employment during the term of the severance period.

         (c) You acknowledge that a breach of the terms of this paragraph would threaten MBI with immediate and irreparable harm not readily compensable in money damages, and that MBI would be entitled to injunctive and declaratory relief to stop or prevent any such breach.

     10. Release. You hereby release and covenant not to sue MBI, its officers, directors, and employees, and relinquish all rights, claims, and actions which you have or hereafter may have against MBI, its officers, directors, and employees, based on, arising out of, or connected with your employment with or resignation from MBI.

     WAIVER OF ADDITIONAL CLAIMS. Section 1542 of the Civil Code of the State of California provides as follows:

     A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

You waive and relinquish any right or benefit which you may have under this section or any other provision of the statutory or nonstatutory law or any other jurisdiction to the full extent that you may lawfully waive all such rights and benefits. In connection with such waiver and relinquishment, you acknowledge that you are aware that you, your attorneys or agents may hereafter discover claims or facts in addition to or different from those which they now know or believe to exist, but that it is your intention thereby fully, finally, and forever to release all claims, disputes, and differences, known or unknown, suspected or unsuspected, which now exist, may exist, or have existed between the parties, their employees, agents, assigns, and other privies. Unless this provision shall have been procured by fraud, the releases given herein shall be effective regardless of the discovery or existence of any such claim or fact.

     11. Consequences of Breach. If you breach this agreement, MBI may terminate it and recover all payments and benefits provided for herein, in addition to any other remedies it may have.

     12. Other Matters. You will also receive materials prepared by Human Resources describing various rights and duties, including optional benefits, which will come into effect following your resignation. You will also receive instruments as are customarily submitted to resigning employees. You will execute or complete such instruments at the time of your resignation.

                                      * * * *

     If you are in agreement with these items, please execute the duplicate original of this letter and return it to me.




                     [This space intentionally left blank so that
                        remaining text and signature lines may
                              appear on a single page.]

     Let me take this opportunity to thank you for your services to MBI over the past several years. We all wish you every success in your future endeavors.

                                        Sincerely,

                                        /s/ Steven Lawson

                                        Steven Lawson
                                        Vice President, Legal Affairs
                                        and General Counsel

AGREED TO BY:

/s/ Kenneth R. Derry
_________________________
Kenneth R. Derry

                                 September 8, 1995





Kenneth J. Widder, M.D.
Chairman and Chief Executive Officer
Molecular Biosystems, Inc.
10030 Barnes Canyon Road
San Diego, California  92121

     Re:  Resignation

Dear Ken:

     I resign as an employee and as Vice President, Operations, of Molecular Biosystems, Inc., effective at the close of business today.

                                        Sincerely,

                                        /s/ Kenneth W. Derry

                                        Kenneth W. Derry
                                        Vice President, Operations